Exhibit 10.1

LIMITED CONSENT AND FIFTH AMENDMENT
TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

This LIMITED CONSENT AND FIFTH AMENDMENT TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Fifth Amendment”), dated as of July 15, 2009, is entered into by and among: (A) MTR GAMING GROUP, INC., a Delaware corporation (“MTRI”), MOUNTAINEER PARK, INC., a West Virginia corporation (“MPI”), PRESQUE ISLE DOWNS, INC., a Pennsylvania corporation (“PIDI”), and SCIOTO DOWNS, INC., an Ohio corporation (“SDI” and together with MTRI, MPI, and PIDI, each, a “Borrower” and collectively, the “Borrowers”); (B) Lenders constituting the Requisite Lenders; and (C) WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent and collateral agent for the Lenders under the Credit Agreement, the Swingline Lender and the L/C Issuer (in such capacity, the “Agent Bank”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Credit Agreement defined below.

RECITALS

A.            Borrowers, the Agent Bank and the Lenders have previously entered into that certain Fifth Amended and Restated Credit Agreement, dated as of September 22, 2006, as amended by that certain First Amendment to Fifth Amended and Restated Credit Agreement dated as of June 19, 2007, as further amended by that certain Limited Waiver and Second Amendment to Fifth Amended and Restated Credit Agreement dated as of March 31, 2008, as further amended by that certain Third Amendment to Fifth Amended and Restated Credit Agreement dated as of May 9, 2008 and as further amended by that certain Fourth Amendment to Fifth Amended and Restated Credit Agreement dated as of December 19, 2008 (collectively, the “Existing Credit Agreement” and as the same may be further amended, restated, supplemented or otherwise modified and in effect from time to time, including, but not limited to, by this Fifth Amendment, the “Credit Agreement”), by and among Borrowers, the Lenders, and Wells Fargo Bank, National Association, as Agent Bank, L/C Issuer and Swingline Lender.

B.            Borrowers have requested a limited consent and certain amendments to the Existing Credit Agreement as set forth below.

C.            The Agent Bank and the Requisite Lenders are willing to grant such requests on the terms and subject to the conditions set forth in this Fifth Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree, except as otherwise set forth herein, as of the Fifth Amendment Effective Date (as defined in Section 4 below) as follows:

SECTION 1.         Limited Consent.

(a)           The Borrowers have informed the Agent Bank and the Lenders that prior to the date hereof, legislation providing for the operation of Gaming Devices at racetracks has been passed by the Ohio legislature, and in connection therewith, the Borrowers plan to pay $13,000,000 in fees to the State of Ohio on or about September 15, 2009 (the “Ohio Licensing Payment”).  On the terms and subject to the conditions set forth herein (including the satisfaction of the conditions precedent set forth in Section 4 below), the Agent Bank and the Requisite Lenders hereby consent to the Ohio Licensing Payment.

(b)           This limited consent is a one-time consent and shall apply only to the matters expressly set forth in this Section 1.  Without limiting the generality of the foregoing, the limited consent herein shall not apply to any current or future circumstances not specified above whether or not similar to the foregoing.

(c)           The Agent Bank and the Lenders reserve all of their rights and remedies with respect to all other obligations of the Borrowers under the Credit Agreement and all other Loan Documents.

SECTION 2.         Amendments.  On the terms and subject to the conditions of this Fifth Amendment (including the satisfaction of the conditions precedent set forth in Section 4 below), the Existing Credit Agreement is hereby amended as follows:

(a)           Deletion of Certain Definitions.  As of the Fifth Amendment Effective Date, the definitions of “Adjusted Fixed Charge Coverage Ratio,” “Commitment Percentage,” “Total Leverage Ratio,” “Total Net Funded Debt” and “Total Senior Secured Funded Debt” in Section 1.01 of the Existing Credit Agreement are hereby deleted.

(b)           Definition of “Acceptable Senior Refinancing”.  As of the Fifth Amendment Effective Date, the definition of “Acceptable Senior Refinancing” in Section 1.01 of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“Acceptable Senior Refinancing” shall mean a full refinancing of the Senior Unsecured Notes from the proceeds of debt issued (i) pursuant to the terms of the Senior Secured Notes and the Senior Secured Indenture or (ii) pursuant to other documentation acceptable to the Requisite Lenders in their sole discretion (including, without limitation, the amount, maturity, amortization, interest rate, covenants, defaults and remedies) and the Requisite Lenders have confirmed such acceptability in writing.

(c)           Definition of “Aggregate Commitment”.

(i)             As of the Fifth Amendment Effective Date, the definition of “Aggregate Commitment” in Section 1.01 of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“Aggregate Commitment” shall mean reference to the aggregate amount committed by Lenders for advance to or on behalf of the Borrowers as Borrowings under the Credit Facility in the principal amount of Twenty Million Dollars ($20,000,000.00) as of the Fifth Amendment Effective Date, as may be reduced from time to time by: (i) the Scheduled Reductions, (ii) Voluntary Permanent Reductions, and/or (iii) Mandatory Commitment

Reductions.

(ii)            The Borrowers acknowledge and agree that the Aggregate Commitment Reduction Schedule is not affected by the reduction in the Aggregate Commitment resulting from the amendment set forth above.

(d)           Definition of “Applicable Margin”.

(i)             As of the Fifth Amendment Effective Date, the definition of “Applicable Margin” in Section 1.01 of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“Applicable Margin” shall mean (i) for any Base Rate Loan, 5.00% and (ii) for any LIBOR Loan, 6.00%.

(ii)            For the avoidance of doubt, all accrued but unpaid interest outstanding prior to the Fifth Amendment Effective Date shall be priced according to the Applicable Margin as in effect prior to the Fifth Amendment Effective Date, and all interest accruing from and after the Fifth Amendment Effective Date shall be priced as set forth using the Applicable Margin as modified above.

(e)           Definition of “Change of Control”.  As of the Fifth Amendment Effective Date, clauses (a) and (d) of the definition of “Change of Control” in Section 1.01 of the Existing Credit Agreement are hereby amended and restated in their entirety as follows:

“(a)         Any “person” or “group” (as such terms are defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or their Affiliates (other than Jeffrey P. Jacobs or his Affiliates), own or control, more than forty percent (40%) of the common voting stock of MTRI; or”

“(d)         A “Change of Control” as defined in the Senior Subordinated Indenture, a “Change of Control” as defined in the Senior Unsecured Indenture, a “Change of Control” as defined in the Second Lien Documents or a “change of control” or “change in control” as defined in any document governing any other Indebtedness in excess of the Threshold Amount of any Borrower or Restricted Subsidiary which gives the holders of such Indebtedness the right to accelerate or otherwise require payment or redemption of such Indebtedness prior to the maturity date thereof.”

(f)            Definition of “Default Rate”.  As of the Fifth Amendment Effective Date, the definition of “Default Rate” in Section 1.01 of the Existing Credit Agreement is hereby amended by deleting “two percent (2%)” and substituting “four percent (4.00%)” in lieu thereof.

(g)           Definition of “Fifth Amendment”.  As of the Fifth Amendment Effective Date, the definition of “Fifth Amendment” is hereby added to Section 1.01 of the Existing Credit Agreement as follows:

“Fifth Amendment” shall mean the Fifth Amendment to Fifth Amended and

Restated Credit Agreement dated as of July 15 , 2009.

(h)           Definition of “Fifth Amendment Effective Date”.  As of the Fifth Amendment Effective Date, the definition of “Fifth Amendment Effective Date” is hereby added to Section 1.01 of the Existing Credit Agreement as follows:

“Fifth Amendment Effective Date” shall have the meaning given in the Fifth Amendment.

(i)            Definition of “Hoit Property”.  As of the Fifth Amendment Effective Date, the definition of “Hoit Property” is hereby added to Section 1.01 of the Existing Credit Agreement as follows:

“Hoit Property” shall mean the approximately 1.1 acre parcel of land in Hancock County, West Virginia that MPI purchased from Jack C. Hoit, Jr. and Miranda L. Hoit pursuant to the deed dated November 21, 2007 and recorded in the land records of Hancock County, West Virginia on December 19, 2007 in Deed Book 286, Page 189.

(j)            Definition of “Hoit Property Compliance”.  As of the Fifth Amendment Effective Date, the definition of “Hoit Property Compliance” is hereby added to Section 1.01 of the Existing Credit Agreement as follows:

“Hoit Property Compliance” shall mean the satisfaction of conditions necessary to allow MPI to make the New Acquisition Certificates with respect to the Hoit Property.

(k)           Definition of “Indebtedness”.  As of the Fifth Amendment Effective Date, the definition of “Indebtedness” in Section 1.01 of the Existing Credit Agreement is hereby amended by deleting “Total Funded Debt” and substituting “Total Secured Debt” in lieu thereof.

(l)            Definition of “Interest Coverage Ratio”.  As of the Fifth Amendment Effective Date, the definition of “Interest Coverage Ratio” is hereby added to Section 1.01 of the Existing Credit Agreement as follows:

“Interest Coverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a)  EBITDA for the four Fiscal Quarter period ending on that date to (b) Interest Expense for such period.

(m)          Definition of “LIBO Rate”.  As of the Fifth Amendment Effective Date, the definition of “LIBO Rate” in Section 1.01 of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“LIBO Rate” means, relative to any LIBOR Loan Interest Period for any LIBOR Loan included in any Borrowing, the greater of (i) 2.50% (reserve adjusted as hereinbelow provided) and (ii) the per annum rate (reserve adjusted as hereinbelow provided) of interest quoted by the British Bankers Association as reported on Reuters LIBOR Page 1, or if such rate is not so reported by Reuters, as reported by any other service selected by Agent Bank, rounded upwards, if necessary, to the nearest one-sixteenth of one percent (0.0625%) at which Dollar deposits in immediately available funds are offered to leading banks in the London interbank market at approximately 11:00 a.m. London, England time two (2) Banking Business Days prior to the beginning of such Interest Period, for delivery on the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount equal or comparable to the LIBOR Loan to which such Interest Period relates.  The foregoing rate of interest (including the 2.50% floor) shall be reserve adjusted by dividing the applicable LIBO Rate by a one (1.00) minus the LIBOR Reserve Percentage, with such quotient to be rounded upward to the nearest whole multiple of one-hundredth of one percent (0.01%).  All references in this Credit Agreement or other Loan Documents to a LIBO Rate include the aforesaid reserve adjustment.

(n)           Definition of “LIBOR Reserve Percentage”.  As of the Fifth Amendment Effective Date, the definition of “LIBOR Reserve Percentage” in Section 1.01 of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“LIBOR Reserve Percentage” means, relative to any LIBOR Loan or the One Month LIBOR Rate in the calculation of the Base Rate, the reserve percentage (expressed as a decimal) equal to the actual aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transactional adjustments or other scheduled changes in reserve requirements) announced within Agent Bank as the reserve percentage applicable to Agent Bank as specified under regulations issued from time to time by the Federal Reserve Board.  The LIBOR Reserve Percentage shall be based on Regulation D of the Federal Reserve Board or other regulations from time to time in effect concerning reserves for “Eurocurrency Liabilities” from related institutions as though Agent Bank were in a net borrowing position.

(o)           Definition of “Loan Documents”.  As of the Fifth Amendment Effective Date, the definition of “Loan Documents” in Section 1.01 of the Existing Credit Agreement is hereby amended by deleting “the Environmental Certificate” and substituting “the Environmental Certificate, the Second Lien Intercreditor Agreement” in lieu thereof.

(p)           Definition of “Non-Core Assets”. As of the Fifth Amendment Effective Date, the definition of “Non-Core Assets” in Section 1.01 of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“Non-Core Assets” shall mean all assets of the Borrower Consolidation other than (i) the MPI Hotel/Casino Facilities and all operations and business conducted at or in connection with the MPI Hotel/Casino Facilities and all assets located at the MPI Hotel/Casino Facilities or used in the operations or business of or useful to the MPI Hotel/Casino Facilities together with all real property adjacent or related thereto which could be used for expansion of or parking facilities for such Facilities, (ii) the SDI Facility and all operations and business conducted at or in connection with the SDI Facility and all assets located at the SDI Facility or used in the operations or business of or useful to the SDI Facility together with all real property adjacent or related thereto which could be used for expansion of or parking facilities for such Facilities, (iii) the PIDI Facility and all operations and business conducted at or in connection with the PIDI Facility and all assets located at PIDI Facility or used in the operations or business of or useful to the PIDI Facility together with all real property adjacent or related thereto which could be used for expansion of or parking facilities for such Facilities, (v) the Unrestricted Subsidiaries and (vi) the common stock, preferred stock, participations, shares, partnership interests, limited liability company interests or other equity interests of any Borrower and any Restricted Subsidiary (regardless of how designated and whether or not voting or non-voting) and warrants, options and other rights to acquire any of the foregoing.  For the avoidance of doubt, and notwithstanding anything in the definition of Non-Core Assets to the contrary, the Non-Core Assets shall include the real property listed on Schedule 6.12 attached hereto and made a part hereof.

(q)           Definition of “Permitted Second Lien Indebtedness”.  As of the Fifth Amendment Effective Date, the definition of “Permitted Second Lien Indebtedness” is hereby added to Section 1.01 of the Existing Credit Agreement as follows:

“Permitted Second Lien Indebtedness” shall have the meaning given in the Fifth Amendment.

(r)            Definition of “Restricted Subsidiary”.  As of the Fifth Amendment Effective Date, the definition of “Restricted Subsidiary” in Section 1.01 of the Existing Credit Agreement is hereby amended by (i) deleting “Senior Unsecured Notes” and substituting “Senior Unsecured Notes or the Permitted Second Lien Indebtedness” in lieu thereof and (ii) deleting “Restricted Subsidiary Permitted Encumbrances” and substituting “Restricted Subsidiary Permitted Encumbrances or, so long as the Second Lien Intercreditor Agreement is in full force and effect, Liens in favor of the holders of Permitted Second Lien Indebtedness in respect of such obligations” in lieu thereof.

(s)           Definition of “Second Lien Documents”.  As of the Fifth Amendment Effective Date, the definition of “Second Lien Documents” is hereby added to Section 1.01 of the Existing Credit Agreement as follows:

“Second Lien Documents” means the Senior Secured Notes, the Senior Secured Indenture and all other documents executed in connection therewith.

(t)            Definition of “Second Lien Intercreditor Agreement”.  As of the Fifth Amendment Effective Date, the definition of “Second Lien Intercreditor Agreement” is hereby added to Section 1.01 of the Existing Credit Agreement as follows:

“Second Lien Intercreditor Agreement” shall have the meaning given in the Fifth Amendment.

(u)           Definition of “Secured Leverage Ratio”.  As of the Fifth Amendment Effective Date, the definition of “Secured Leverage Ratio” is hereby added to Section 1.01 of the Existing Credit Agreement as follows:

“Secured Leverage Ratio” shall mean, at any time, the ratio of (a) Total Secured Debt at such time, to (b) EBITDA for the four Fiscal Quarter period ended as of the end of the most recent Fiscal Quarter for which financial statements are available.

(v)           Definition of “Senior Secured Leverage Ratio”.  As of the Fifth Amendment Effective Date, the definition of “Senior Secured Leverage Ratio” in Section 1.01 of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“Senior Secured Leverage Ratio” shall mean, at any time, the ratio of (a) Total Secured Debt at such time minus the outstanding principal amount of Permitted Second Lien Indebtedness at such time and minus the outstanding principal amount of secured Subordinated Obligations at such time, to (b) EBITDA for the four Fiscal Quarter period ended as of the end of the most recent Fiscal Quarter for which financial statements are available.

(w)          Definition of “Senior Secured Indenture”.  As of the Fifth Amendment Effective Date, the definition of “Senior Secured Indenture” is hereby added to Section 1.01 of the Existing Credit Agreement as follows:

“Senior Secured Indenture” shall mean that certain Indenture, dated as of the Fifth Amendment Effective Date, by and among MTRI, as issuer, the guarantors party thereto, and Wilmington Trust Company, as trustee and as collateral agent, pursuant to which MTRI issued the Senior Secured Notes.

(x)            Definition of “Senior Secured Notes”.  As of the Fifth Amendment Effective Date, the definition of “Senior Secured Notes” is hereby added to Section 1.01 of the Existing Credit Agreement as follows:

“Senior Secured Notes” shall mean the senior secured notes due 2014 in an aggregate principal amount of $250,000,000 issued pursuant to the Senior Secured Indenture.

(y)           Definition of “Threshold Amount”.  As of the Fifth Amendment Effective Date, the definition of “Threshold Amount” is hereby added to Section 1.01 of the Existing Credit Agreement as follows:

“Threshold Amount” shall mean $2,500,000.

(z)            Definition of “Total Secured Debt”.  As of the Fifth Amendment Effective Date, the definition of “Total Secured Debt” is hereby added to Section 1.01 of the Existing Credit Agreement as follows:

“Total Secured Debt” shall mean all Indebtedness (including Contingent Liabilities and Capitalized Lease Liabilities) of the Borrower Consolidation that is secured by all or any portion of the Collateral (including, without limitation, the Indebtedness under the Loan Documents and Permitted Second Lien Indebtedness) less the amount of Excess Cash On Hand as of any given date of determination.

(aa)         Section 1.06/LIBOR Loans.

(i)             As of the Fifth Amendment Effective Date, Section 1.06 of the Existing Credit Agreement is hereby deleted.

(ii)            As of the Fifth Amendment Effective Date, the parties hereto understand and agree that LIBOR Loans shall once again be available to the Borrowers on the terms and subject to the conditions in the Credit Agreement.

(bb)         Section 2.08(b)/Swingline Facility.  As of the Fifth Amendment Effective Date, Section 2.08(b) of the Existing Credit Agreement is hereby amended by deleting “Ten Million Dollars ($10,000,000.00)” and substituting “Zero Dollars ($0)” in lieu thereof.

(cc)         Section 2.09(c)(i)/L/C Fees.

(i)             As of the Fifth Amendment Effective Date, Section 2.09(c)(i) of the Existing Credit Agreement is hereby amended by deleting “5.00%” and substituting “6.00%” in lieu thereof.

(ii)            For the avoidance of doubt, all accrued but unpaid L/C Fees outstanding prior to the Fifth Amendment Effective Date shall be priced according to the Applicable Margin as in effect prior to the Fifth Amendment Effective Date, and all L/C Fees accruing from and after the Fifth Amendment Effective Date shall be priced as set forth in Section 2.09(c)(i) of the Credit Agreement as modified above.

(dd)         Section 2.10(b)/”Default Rate”.  As of the Fifth Amendment Effective Date, Section 2.10(b) of the Existing Credit Agreement is hereby amended by deleting “two percent (2.0%)” and substituting “four percent (4.00%)” in lieu thereof.

(ee)         Section 2.14(a)/Letters of Credit.  As of the Fifth Amendment Effective Date, Section 2.14(a) of the Existing Credit Agreement is hereby amended by deleting “Sixty Million Dollars ($60,000,000.00)” and substituting “Five Million Dollars ($5,000,000.00)” in lieu thereof.

(ff)           Section 2.15/Mandatory Prepayments.  As of the Fifth Amendment Effective Date, Section 2.15 of the Existing Credit Agreement is hereby amended by adding a new Section 2.15(f), Section 2.15(g) and Section 2.15(h) as follows:

“f.            If, at any time from and after the Fifth Amendment Effective Date, any entity included in the Borrower Consolidation issues or incurs any Indebtedness (excluding Indebtedness expressly permitted under Section 6.05), the Borrowers shall immediately, prepay the outstanding Obligations in the manner set forth in Section 2.15(d), in an aggregate principal amount equal to one hundred percent (100%) of the principal amount of such Indebtedness.

g.             If, at any time from and after the Fifth Amendment Effective Date, any entity included in the Borrower Consolidation issues or sells any stock or other equity securities, the Borrowers shall immediately, prepay the outstanding Obligations in the manner set forth in Section 2.15(d), in an aggregate principal amount equal to one hundred percent (100%) of the cash proceeds of such issuance and sale.

h.             Notwithstanding any provision in the Credit Agreement to the contrary, including but not limited to Sections 2.15(a) and (d), the Borrowers shall have no obligation to prepay the outstanding Obligations in connection with the sale of Non-Core Assets sold pursuant to Section 6.12(c) and the sale of Non-Core Assets shall not give rise to a reduction in the Aggregate Commitment.”

(gg)         Section 3.31/Conditions Precedent.  As of the Fifth Amendment Effective Date, Section 3.31 of the Existing Credit Agreement is hereby amended by deleting the “and” at the end of clause (c) thereof, replacing the period at the end of clause (d) thereof with “: and” and adding a new clause (e) at the end of Section 3.31 as follows:

“e.           The Senior Unsecured Notes shall have been fully refinanced and repaid with the proceeds of Acceptable Senior Refinancing and the Borrowers shall have provided the Agent Bank with evidence thereof in form and substance satisfactory to the Agent Bank.”

(hh)         Section 4.31/Second Lien Documents.  As of the Fifth Amendment Effective Date, Article VI of the Existing Credit Agreement is hereby amended by adding a new Section 4.31 as follows:

“Section 4.31         Second Lien Documents.  The copy of the Second Lien Documents and all modifications and amendments thereto (if any) which have been delivered to Agent Bank are a true, correct and complete copy of the respective original thereof, as in effect on the Fifth Amendment Effective Date, and no amendments or modifications have been made to any such Second Lien Documents, except as otherwise reasonably approved in writing by Requisite Lenders.  The Second Lien Documents have not been terminated and are in full force and effect.  No Default or Event of Default under and as defined in the Second Lien Documents and the Borrower Consolidation has occurred and is continuing.  This Credit Agreement, the Loan Documents, the Bank Facilities and all Obligations (including Swingline Loans and all other loans and advances hereunder from and after such Swingline Loans, loans and advances are made and including Letters of Credit from and after the date such Letters of Credit are issued) are permitted under the terms of the Second Lien Documents.”

(ii)           Section 5.08(e)/Compliance Certificate.  As of the Fifth Amendment Effective Date, Section 5.08(e) of the Existing Credit Agreement is hereby amended by deleting “; provided, however, that in the event that the Borrowers do not deliver a Compliance Certificate when due, then until (but only until) such Compliance Certificate is delivered as provided herein, the Total Leverage Ratio shall be deemed, for the purpose of determining the Applicable Margin, to be the highest permitted Maximum Total Leverage Ratio and the Applicable Margin determined with respect thereto” therefrom.

(jj)           Section 5.24/Second Lien Documents.  As of the Fifth Amendment Effective Date, (i) Section 5.24(a) of the Existing Credit Agreement is hereby amended by deleting “and Senior Subordinated Notes” and substituting “, Senior Subordinated Notes and the Second Lien Documents” in lieu thereof, (ii) Section 5.24(b) of the Existing Credit Agreement is hereby amended by deleting “or Senior Subordinated Notes” and substituting “, Senior Subordinated Notes or the Second Lien Documents” in lieu thereof, and (iii) Section 5.24 of the Existing Credit Agreement is further amended by adding a new clause (c) as follows:

“(c)         Unless approved in writing by the Requisite Lenders, the Borrower

Consolidation shall not amend, restate, supplement or otherwise modify any term or provision of any Second Lien Document to the extent such amendment, restatement, supplement, modification, or the terms of any new Second Lien Document would:

(i)            increase the principal amount of the Senior Secured Indenture in excess of the amount permitted under this Agreement;

(ii)           increase the “Applicable Margin” or similar component of the interest rate or yield provisions applicable to the Permitted Second Lien Indebtedness;

(iii)          change any default or event of default or condition to a default or an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto) or add any event of default change (to an earlier date) any date upon which payment of principal, interest or premium (if any) is due thereon;

(iv)          add or make any modification that has the effect of adding any financial maintenance covenant or debt incurrence covenant therein;

(v)           change the prepayment provisions thereof in any way that would have the effect of adding any new mandatory prepayment, or increasing the amount of any existing mandatory prepayment, or requiring that any existing mandatory prepayment be made on an earlier date;

(vi)          increase materially the obligations of any member of the Borrower Consolidation, or confer any additional material rights upon, the holders of Permitted Second Lien Indebtedness (or the trustee, agent or other authorized representative for such holders) (in each case, including without limitation, by amending or adding covenants) which would be adverse to any member of the Borrower Consolidation or the Agent Bank or any Lender;

(vii)         contravene the provisions of this Agreement or the Second Lien Intercreditor Agreement;

(viii)        grant or permit additional Liens on any asset or property to secure any Permitted Second Lien Indebtedness unless such additional Liens secure the Obligations and are expressly subject to the Second Lien Intercreditor Agreement; or

(ix)           amend the levels for the financial covenants or incurrence tests set forth in the Senior Secured Indenture; provided that if the levels of the financial covenants in this Agreement are amended, the corresponding financial covenants or incurrence tests in the Senior Secured Indenture may be adjusted to levels that are at least 15% less restrictive than the levels in this Agreement.”

(kk)         Section 5.25/Permitted Second Lien Indebtedness.  As of the Fifth Amendment Effective Date, the first sentence of Section 5.25 of the Existing Credit Agreement is hereby amended by (A) deleting “or any Subordinated Obligations” and substituting “or any Subordinated Obligations or any Permitted Second Lien Indebtedness” in lieu thereof and

(B) amending and restating clause (ii) thereof  to read as follows: “(ii) regularly scheduled payments of interest in respect of such Permitted Second Lien Indebtedness required pursuant to the Permitted Second Lien Indebtedness,”.

(ll)           Section 5.33/Deferral of Green Shingle Environmental Compliance.  As of the Fifth Amendment Effective Date, Section 5.33 of the Existing Credit Agreement shall be amended and restated in its entirety as follows:

“Section 5.33.       Green Shingle Environmental Compliance.  Each of the Lenders agrees that the occurrence of Green Shingle Environmental Compliance can be deferred until March 31, 2010.”

(mm)       Section 5.34/Encumbrance of Hoit Property.  As of the Fifth Amendment Effective Date, Article V of the Existing Credit Agreement is further amended by adding a new Section 5.34 as follows:

“Section 5.34        Encumbrance of Hoit Property.  The Hoit Property Compliance shall be completed by Borrowers in all material respects on or before March 31, 2010, and Agent Bank and each of the Lenders:

a.             Agree that the New Acquisition Certifications with respect to the Hoit Property may be deferred until such time as the Hoit Property Compliance has been completed; and

b.             Agree that the requirement that MPI encumber the Hoit Property as Collateral shall be deferred until such time as the Hoit Property Compliance has occurred and Borrowers have delivered the New Acquisition Certifications with respect to the Hoit Property.”

(nn)         Section 6.01/Secured Leverage Ratio.  As of the Fifth Amendment Effective Date, Section 6.01 of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 6.01        Secured Leverage Ratio.  Commencing as of the Fifth Amendment Effective Date, the Borrowers shall not at any time permit the Secured Leverage Ratio to be greater than the ratio set opposite the applicable period below:

Period	Maximum Secured Leverage Ratio

Fifth Amendment Effective Date to and including September 30, 2009	4.00:1.00

October 1, 2009 and thereafter	3.75:1.00”

(oo)         Section 6.02/Senior Secured Leverage Ratio.  As of the Fifth

Amendment Effective Date, Section 6.02 of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 6.02         Senior Secured Leverage Ratio.  Commencing as of the Fifth Amendment Effective Date, the Borrowers shall not at any time permit the Senior Secured Leverage Ratio to be greater than 0.50:1.00.

(pp)         Section 6.03/Interest Coverage Ratio.  As of the Fifth Amendment Effective Date, Section 6.03 of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 6.03         Interest Coverage Ratio.  Commencing as of the Fifth Amendment Effective Date, the Borrowers shall not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter to be less than 1.50:1.00.”

(qq)         Section 6.05(c)/Permitted Second Lien Indebtedness.  As of the Fifth Amendment Effective Date, Section 6.05(c) of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“c.           So long as the Second Lien Intercreditor Agreement is in full force and effect, Indebtedness owing by the Borrower Consolidation in respect of the Permitted Second Lien Indebtedness up to an aggregate principal amount not exceeding Two Hundred Fifty Million Dollars ($250,000,000) less any repayments of principal or redemptions thereof;”

(rr)           Section 6.05(j)/Subordinated Obligations.  As of the Fifth Amendment Effective Date, Section 6.05(j) of the Existing Credit Agreement is hereby amended by deleting “Section 6.01 (Total Leverage Ratio)” and substituting “Section 6.01 and Section 6.02” in lieu thereof.

(ss)         Section 6.10/Total Liens.  As of the Fifth Amendment Effective Date, Section 6.10 of the Existing Credit Agreement is hereby amended by (i) deleting the period at the end of Section 6.10(d) and substituting a semi-colon in lieu thereof and (ii) adding a new Section 6.10(e) as follows:

“e.           So long as the Second Lien Intercreditor Agreement is in full force and effect, Liens securing Indebtedness permitted by Section 6.05(c).”

(tt)           Section 6.12/Sale of Assets, Consolidation, Merger or Liquidation.

(i)            As of the Fifth Amendment Effective Date, Section 6.12(c) of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“(c)         So long as no Default or Event of Default shall have occurred and remains continuing, the Borrower Consolidation may sell or otherwise dispose of Non-Core Assets without further consent or authorization of the Lenders and, in connection with the sale or disposition of a Non-Core Asset, the Agent Bank shall release such Non-Core Asset as Collateral.  All fees and expenses associated with the release of any Non-Core Assets as Collateral shall be paid by the Borrower Consolidation.”

(ii)           As of the Fifth Amendment Effective Date, Section 6.12 of the Existing Credit Agreement is further amended by adding there to a new clause (e) as follows:

“(e)         The Lenders hereby consent to the liquidation (or merger or consolidation with another entity of the Borrower Consolidation) of SGLVI, MTR-Harness, JRI, JTAL and Speakeasy Gaming of Reno, Inc. (“SGRI”).”

(uu)         Section 7.01(j)/Cross-Default.  As of the Fifth Amendment Effective Date, Section 7.01(j) of the Existing Credit Agreement is hereby amended by deleting “or Senior Subordinated Notes” and substituting “or Senior Subordinated Notes or Permitted Second Lien Indebtedness” in lieu thereof.

(vv)         Section 8.02/Casualty/Condemnation.  As of the Fifth Amendment Effective Date, Section 8.02 of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 8.02         Distribution of Capital Proceeds Upon Occurrence of Fire, Casualty, Other Perils or Condemnation.  All Capital Proceeds received from insurance policies under Section 5.09 and any other insurance policies, including flood and earthquake, covering any of the Collateral or from condemnation or similar actions in regard to said Collateral, shall be paid directly to Agent Bank.  Upon receipt of any such Capital Proceeds, the Borrowers shall immediately, prepay the outstanding Obligations in the manner set forth in Section 2.15(d), in an aggregate principal amount equal to one hundred percent (100%) of the principal amount of such Capital Proceeds.”

(ww)       Section 9.10(d)/Consents.  As of the Fifth Amendment Effective Date, Section 9.10(d) of the Existing Credit Agreement is hereby amended by adding the following sentence at the end thereof:

“The Agent Bank is authorized to execute and deliver the Second Lien Intercreditor Agreement on behalf of the Lenders, and so long as the Second Lien Intercreditor Agreement shall be effective, certain rights of the Lenders hereunder and under the Loan Documents shall be subject thereto.  By its execution of the Fifth Amendment or by separate authorization in writing each Lender has agreed to sell its Loans and certain other Obligations owing to it in accordance with the terms and subject to the conditions of Section 5.6 of the Second Lien Intercreditor Agreement.”

(xx)          Replacement Exhibit/Compliance Certificate.  As of the Fifth Amendment Effective Date, the Exhibit D of the Existing Credit Agreement is hereby amended and restated in its entirety with Exhibit D attached hereto.

(yy)         New Schedule/Non-Core Assets.  As of the Fifth Amendment Effective Date, the Existing Credit Agreement is amended and restated by adding thereto a new Schedule 6.12 (Non-Core Assets) attached hereto.

SECTION 3.         Confirmation of Senior Debt; Cash Collateral; Amendment Fee.

(a)           Confirmation of Senior Debt.  Borrowers confirm and represent to the Agent Bank and the Lenders that (i) the definition of “Credit Agreement” in the Senior Subordinated Indenture refers to the Credit Agreement and that all present and future Obligations under the Credit Agreement are and will be permitted to be incurred pursuant to Section 4.11 (b) of the Senior Subordinated Indenture and (ii) all present and future Obligations under the Credit Agreement constitute “Senior Debt” and “Designated Senior Debt” under and as defined in the Senior Subordinated Indenture.

(b)           Cash Collateral.  The parties hereto acknowledge and agree that (i) if any Letters of Credit are drawn and there is at such time cash collateral pledged to the Agent Bank or the L/C Issuer, the Agent Bank and the Lenders are authorized to use and apply such cash collateral to reimburse the L/C Issuer for such drawing, and (ii) upon the request of the Borrowers at any time after the Senior Unsecured Notes have been fully refinanced and repaid, provided that at such time no Default or Event of Default shall have occurred and then be existing, such cash collateral shall be released to the Borrowers to the extent not applied to reimburse the L/C Issuer for any drawings under Letters of Credit.

(c)           Amendment Fee.  In addition to all other amounts payable by the Borrowers to the Agent Bank and/or the Lenders, on the Fifth Amendment Effective Date, Borrowers shall pay to the Agent Bank, for the account of each Lender that has executed and delivered a signature page to this Amendment as of the Fifth Amendment Effective Date (each, a “Consenting Lender”), a non-refundable amendment fee in an amount equal to 0.25% of such Consenting Lender’s Syndication Interest of the Aggregate Commitment as of the Fifth Amendment Effective Date after giving effect to this Fifth Amendment (collectively, the “Amendment Fees”).  The Amendment Fees are fully earned, due and payable as of the Fifth Amendment Effective Date.

SECTION 4.         Conditions Precedent to the Effectiveness of this Fifth Amendment.  The consent contained in Section 1 above and the amendments contained in Section 2 above are conditioned upon satisfaction of the following conditions on or before August 31, 2009 (the first date on which all of the following conditions have been satisfied being referred to herein as the “Fifth Amendment Effective Date”):

(a)           Due execution and delivery by Borrowers and Lenders constituting the Requisite Lenders of this Fifth Amendment;

(b)           The Borrowers shall have incurred Two Hundred Fifty Million ($250,000,000) of second lien Indebtedness on terms and conditions reflected in the section entitled “Description of Notes” in the preliminary offering circular, dated July 15, 2009, previously provided to the Lenders, without material modification thereto (other than the addition of any pricing information) that would be materially adverse to the Lenders as determined by the Agent Bank in its reasonable discretion (it being understood in any event that the principal financial covenants or incurrence tests for such proposed second lien Indebtedness must be at least 15% less restrictive than the corresponding tests in the Credit Agreement unless the Requisite Lenders otherwise agree) and such acceptability shall have been confirmed in writing by the Agent Bank (“Permitted Second Lien Indebtedness”);

(c)           The holders of Permitted Second Lien Indebtedness (or the trustee, agent or other authorized representative for such holders) and the Borrowers shall have executed and delivered a collateral agency and intercreditor agreement with the Agent Bank in the form of that provided to and approved by the Requisite Lenders on or prior to the date hereof with only changes thereto determined by the Agent Bank in its reasonable discretion not to be material (the “Second Lien Intercreditor Agreement”) and if less than all of the Lenders have executed this Fifth Amendment, the Lenders which have not executed this Fifth Amendment shall have agreed to sell the Obligations owing to it in accordance with the terms and subject to the conditions of Section 5.6 of the Second Lien Intercreditor Agreement.;

(d)           The Borrowers shall have voluntarily prepaid all Funded Outstandings, Swingline Outstandings and all other Aggregate Outstandings (other than the undrawn face amount of Letters of Credit) so as to cause the Aggregate Outstandings (other than the undrawn face amount of Letters of Credit) to be reduced to zero as of the Fifth Amendment Effective Date and no extensions of credit are made under the Credit Agreement on the Fifth Amendment Effective Date (it being understood and agreed that the limitations in Section 2.07 of the Credit Agreement regarding Principal Prepayments shall not be applicable to the prepayment contemplated by this clause); and if, in addition to complying with the voluntary prepayment in this clause (d) and the satisfaction of all of the other conditions in this Section 4, there are sufficient proceeds from the incurrence of the Permitted Second Lien Indebtedness, the Borrowers may prepay the indebtedness outstanding under the National City Loan Documents on the Fifth Amendment Effective Date;

(e)           The Borrowers shall have cash collateralized 105% of the aggregate L/C Exposure of all outstanding Letters of Credit  unless the Senior Unsecured Notes have been fully refinanced and repaid with the proceeds of the Permitted Second Lien Indebtedness and the Borrowers have provided the Agent Bank with evidence thereof in form and substance satisfactory to the Agent Bank;

(f)            The Agent Bank, on behalf of the Lenders, shall have received a legal opinion satisfactory to it opining that the Credit Agreement and the Second Lien Intercreditor Agreement are enforceable in accordance with their terms against the Borrowers and that all present and future Obligations under the Credit Agreement constitute “Senior Debt” and “Designated Senior Debt” under and as defined in the Senior Subordinated Indenture;

(g)           The Agent Bank shall have received, on behalf of the Lenders: (i) an amendment to each mortgage, deed of trust and real property security document in form and substance satisfactory to the Agent Bank and (ii) such endorsements as the Agent Bank may require in connection with each existing title policy (or in lieu of such endorsements, an agreement from the title company to issue such endorsements promptly after the Fifth Amendment Effective Date);

(h)           A certificate, duly executed and delivered by the Secretary of each Borrower, certifying (i) a true and correct copy of the resolutions for each of the Borrowers authorizing each respective Borrowers to enter into all documents and agreements to be executed by it pursuant to this Fifth Amendment and further authorizing and empowering the officer or officers who will execute such documents and agreements with the authority and power to execute such documents and agreements on behalf of each respective corporation and (ii) the incumbency, signatures and authority of the officers of such Borrower authorized to execute, deliver and perform this Fifth Amendment and all other documents, instruments or agreements related hereto executed or to be executed by such Borrower;

(i)            Agent Bank shall have received, on behalf of the Consenting Lenders, the Amendment Fees, and Agent Bank shall have received, on behalf of itself, such fees agreed to be paid by the Borrowers to the Agent Bank in connection with this Fifth Amendment;

(j)            Reimbursement to Agent Bank by Borrowers for all fees and out-of-pocket expenses incurred by Agent Bank in connection with this Fifth Amendment and invoiced as of the Fifth Amendment Effective Date, but not limited to, attorneys’ fees of Orrick, Herrington & Sutcliffe LLP and all other like expenses remaining unpaid as of the Fifth Amendment Effective Date; and

(k)           Such other documents, instruments or conditions as may be reasonably required by Agent Bank.

SECTION 5.         Representations and Warranties.  In order to induce the Agent Bank and the Lenders to enter into this Fifth Amendment and to amend the Existing Credit Agreement in the manner provided in this Fifth Amendment, Borrowers represent and warrant to the Agent Bank and each Bank as follows:

(a)           Power and Authority.  Borrowers have all requisite corporate power and authority to enter into this Fifth Amendment and the Second Lien Intercreditor Agreement and to carry out the transactions contemplated by, and perform their obligations under, the Credit Agreement.

(b)           Authorization of Agreements.  The execution and delivery of this Fifth Amendment and the Second Lien Intercreditor Agreement by Borrowers and the performance of the Credit Agreement and the Second Lien Intercreditor Agreement by Borrowers has been duly authorized by all necessary action, and this Fifth Amendment and the Second Lien Intercreditor Agreement have been duly executed and delivered by Borrowers.

(c)           Enforceability.  Each of this Fifth Amendment, the Second Lien Intercreditor Agreement and the Credit Agreement constitutes the legal, valid and binding obligation of each Borrower enforceable against such Borrower in accordance with its terms, except as may be limited by bankruptcy, insolvency, other similar laws affecting the enforcement of creditors’ rights in general or general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d)           No Conflict.  The execution and delivery by Borrowers of this Fifth Amendment and the Second Lien Intercreditor Agreement and the performance by Borrowers of each of this Fifth Amendment, the Second Lien Intercreditor Agreement and the Credit Agreement do not and will not (i) violate any law, rule, regulation, order, writ, injunction or decree of any court or Governmental Authority to which Borrowers are subject, (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate any indenture, evidence of indebtedness, loan or financing agreement, or other agreement or instrument to which any Borrower is bound or (iii) result in the creation or imposition of any lien, charge, or encumbrance of any nature whatsoever upon any of their respective property or assets.

(e)           Governmental Consents.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by Borrowers of this Fifth Amendment and the Second Lien Intercreditor Agreement.

(f)            Representations and Warranties in the Credit Agreement.  Borrowers confirm that, as of the Fifth Amendment Effective Date, the representations and warranties contained in the Credit Agreement are (after giving effect to this Fifth Amendment) true and correct in all material respects (except to the extent any such representation and warranty is expressly stated to have been made as of a specific date, in which case it shall be true and correct as of such specific date) and that no Default has occurred and is continuing.

SECTION 6.         Releases.  In further consideration of this Fifth Amendment, each Borrower hereby (i) represents that it has no defenses to or setoffs against any Obligations owing to the Banks nor claims against the Banks for any matter whatsoever, related to or unrelated to the Obligations, (ii) waives, releases and forever discharges each of the Banks and their respective agents, officers and directors, from any and all known and unknown claims, actions, causes of action, demands, setoffs, damages, causes, suits, accounts, controversies and reckonings, in law or in equity, filed or otherwise, which they or any of them have or may have against the Banks, or any of them, by reason of any matter, facts, cause, act or thing of any conceivable kind or character, whatsoever, occurring on or prior to the date of execution hereof, which in any way, directly or indirectly relates to, concerns, arises out of or is founded upon this Fifth Amendment and/or the documentation, obligations and transactions evidenced by the Credit Agreement or any of the Loan Documents.

SECTION 7.         Miscellaneous.

(a)           Reference to and Effect Upon the Existing Credit Agreement and other Loan Documents.

(i)             Except as specifically amended by this Fifth Amendment and the documents executed and delivered in connection herewith, the Existing Credit Agreement and each other Loan Document shall remain in full force and effect and each is hereby ratified and confirmed by the Borrower.  Without limiting the foregoing, the Liens granted pursuant to the Security Documents shall continue in full force and effect.

(ii)            Each reference in the Existing Credit Agreement to “this Credit Agreement”, “hereunder”, “hereof”, “herein” or any other word or words of similar import shall mean and be a reference to the Credit Agreement as amended hereby, and each reference in any other Loan Document to the Existing Credit Agreement or any word or words of similar import shall be and mean a reference to the Credit Agreement as amended hereby.

(iii)           The execution and delivery of this Fifth Amendment and performance of the Credit Agreement shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Agent Bank or the Lenders under the Existing Credit Agreement or any of the other Loan Documents.

(iv)          If there is any conflict between the terms and provisions of this Fifth Amendment and the terms and provisions of the Existing Credit Agreement or any other Loan Document, the terms and provisions of this Fifth Amendment shall govern.

(b)           Expenses.  Borrowers acknowledge that all costs and expenses of the Agent Bank incurred in connection with this Fifth Amendment and the related Loan Documents will be paid in accordance with Section 10.20 of the Credit Agreement.

(c)           Headings.  Section and subsection headings in this Fifth Amendment are included for convenience of reference only and shall not constitute a part of this Fifth Amendment for any other purpose or be given any substantive effect.

(d)           Counterparts.  This Fifth Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  Transmission by telecopier or electronic mail of an executed counterpart of this Fifth Amendment shall be deemed to constitute due and sufficient delivery of such counterpart.

(e)           Governing Law.  This Fifth Amendment shall be governed by and construed according to the laws of the State of Nevada without reference to conflicts of law rules.  The scope of the foregoing governing law provision is intended to be all-encompassing of any and all disputes that may be brought in any court or any mediation or arbitration proceeding and that relate to the subject matter of this Fifth Amendment, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed this Fifth Amendment as of the date first above written.

BORROWERS:

MTR GAMING GROUP, INC.,
a Delaware corporation

By:	/s/ John W. Bittner, Jr.
Name:	John W. Bittner Jr.
Title:	Executive Vice President Finance & Accounting

MOUNTAINEER PARK, INC.,
a West Virginia corporation

By:	/s/ John W. Bittner, Jr.
Name:	John W. Bittner Jr.
Title:	Chief Accounting Officer & Treasurer

PRESQUE ISLE DOWNS, INC.,
a Pennsylvania corporation

By:	/s/ John W. Bittner, Jr.
Name:	John W. Bittner Jr.
Title:	Chief Financial Officer & Treasurer

SCIOTO DOWNS, INC.,
an Ohio Corporation

By:	/s/ John W. Bittner, Jr.
Name:	John W. Bittner Jr.
Title:	Chief Financial Officer & Chief Accounting Officer

BANKS

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent Bank, Lender, Swingline Lender and L/C Issuer

By:	/s/ Ryan Edde
Name:	Ryan Edde
Title:	Vice President

NATIONAL CITY BANK, successor by merger to NATIONAL CITY BANK OF PENNSYLVANIA, Lender

By:	/s/ Emil Kwaczala
Name:	Emil Kwaczala
Title:	Vice President

CIT LENDING SERVICES CORPORATION, Lender

By:	/s/ Anthony Holland
Name:	Anthony Holland
Title:	Vice President

PNC BANK, Lender

By:	/s/ Jack Laquatra
Name:	Jack Laquatra
Title:	Vice President

FIFTH THIRD BANK, Lender

By:	/s/ Steven Moynihan
Name:	Steven Moynihan
Title:	Senior Vice President

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES Lender

By:	/s/ Kelly Goudge
Name:	Kelly Goudge
Title:	AT

By:	/s/ Karla Wirth
Name:	Karla Wirth
Title:	AVP

EXHIBIT D

COMPLIANCE CERTIFICATE

(see attached)